Exhibit (m)(5)(a)

                         EATON VANCE MUTUAL FUNDS TRUST

                            CLASS C DISTRIBUTION PLAN
                            -------------------------


     WHEREAS, Eaton Vance Mutual Funds Trust (the "Trust") engages in business as an open-end investment company with multiple series (each with multiple classes) and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of Class C shares of each of its series listed in Schedule A (a "Fund"), but does not intend to remunerate the Principal Underwriter under this Class C Distribution Plan unless and until the Principal Underwriter sells Class C shares of the Fund;

     WHEREAS, each Fund will pay the Principal Underwriter sales commissions and distribution fees out of Class C assets only in connection with the sale of Class C shares;

     WHEREAS, each Fund intends to pay service fees out of Class C assets as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Class C Distribution Plan will benefit the Trust, each Fund listed on Schedule A and the holders of Class C shares of each such Fund.

     NOW, THEREFORE, the Trust hereby adopts this Class C Distribution Plan (this "Plan") on behalf of each Fund in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

     1. The Fund will pay sales commissions and distribution fees out of Class C assets to the Principal Underwriter only after and as a result of the sale of Class C shares. The Principal Underwriter will provide such distribution services and facilities as the Trust may from time to time consider necessary to accomplish the sale of Class C shares. It is understood that the Principal Underwriter may pay such sales commissions and make such other payments to Authorized Firms and other persons as it considers appropriate to encourage distribution of such shares.

     2. On each sale of Class C shares (excluding reinvestment of dividends and distributions), the Fund shall pay the Principal Underwriter a sales commission out of Class C assets in an amount not exceeding 6.25% of the price received by the Fund therefore, such payment to be made in the manner set forth and subject to the terms of this Plan. The amount of the sales commission shall be established from time to time by vote or other action of a majority of (i) those Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") and
(ii) all of the Trustees then in office. The Fund shall also pay the Principal Underwriter out of Class C assets a separate distribution fee (calculated in accordance with Section 3), such payment to be made in the manner set forth and subject to the terms of this Plan.

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     3. The sales  commissions  and  distribution  fees referred to in Section 2 shall be accrued and paid in the following manner. Each Class C shall accrue daily an amount calculated at the rate of .60% per annum of its daily net assets, which net assets shall be computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. The daily amounts so accrued throughout the month shall be paid to the Principal Underwriter on the last day of each month. The amount of such daily accrual, as so calculated, shall first be applied and charged to all unpaid sales commissions, and the balance, if any, shall then be applied and charged to all unpaid distribution fees. No amount shall be accrued with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares. The amount of such uncovered
distribution   charges  shall  be  calculated   daily.   For  purposes  of  this
calculation, distribution charges of the Principal Underwriter shall include (a) the aggregate of all sales commissions which the Principal Underwriter has been paid pursuant to this Section 3 plus all sales commissions which it is entitled to be paid pursuant to Section 2 through and including the day next preceding the date of calculation, and (b) an amount equal to the aggregate of all distribution fees referred to below which the Principal Underwriter has been paid pursuant to this Section 3 plus all such fees which it is entitled to be paid pursuant to Section 2 through and including the day next preceding the date of calculation. From this sum (distribution charges) there shall be subtracted
(i) the aggregate amount paid or payable to the Principal Underwriter pursuant to this Section 3 through and including the day next preceding the date of calculation and (ii) the aggregate amount of all contingent deferred sales charges paid or payable to the Principal Underwriter through and including the day next preceding the date of calculation. If the result of such subtraction is a positive amount, a distribution fee [computed at the rate of 1% per annum above the prime rate (being the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) then being reported in the Eastern Edition of The Wall Street Journal or if such prime rate is not so reported such other rate as may be designated from time to time by vote or other action of a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office] shall be computed on such amount and added to such amount, with the resulting sum constituting the amount of outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares with respect to such day for all purposes of this Plan. If the result of such subtraction is a negative amount, there shall exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares with respect to such day and no amount shall be accrued or paid to the Principal Underwriter with respect to such day. The aggregate amounts accrued and paid pursuant to this Section 3 during any fiscal year of the Fund shall not exceed .60% of the average daily net assets of Class C for such year.

     4. The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable with respect to any day on which there exist outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares. Class C shall be entitled to receive all remaining contingent deferred sales charges paid or payable by Class C shareholders with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares, provided that no such sales charge which would cause the Class C to exceed the maximum applicable cap imposed thereon by paragraph (2) of subsection (d) of Rule 2830 of the NASD Rules shall be imposed.

     5. The Fund may make payments of service fees out of Class C assets to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of the average daily net assets of Class C for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Class C to exceed the applicable maximum cap imposed thereon by paragraph (5) of subsection (d) of Rule 2830 of the NASD Rules.

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     6. This Plan shall not take effect until after it has been approved by both a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     7. Any agreements between the Trust on behalf of the Funds and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 6.

     8. This Plan shall continue in effect with respect to each Class C until April 30, 2003 (or, if applicable, the next April 28 which follows the day on which the Fund has become a Fund hereunder by amendment to Schedule A subsequent to April 30, 2003) and from year to year thereafter, but only for so long as such continuance after April 30, 2003 (or if applicable, said next April 28) is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 6.

     9. The persons authorized to direct the disposition of monies paid or payable pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     10. This Plan may be terminated as to any Fund with respect to its Class C shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class C voting securities of the Fund. The Principal Underwriter shall also be entitled to receive all contingent deferred sales charges paid or payable with respect to any day subsequent to termination of this Plan on which there exist outstanding uncovered distribution charges of the Principal Underwriter due from Class C shares.

     11. This Plan may not be amended to increase materially the payments to be made by the Class C shares of the Fund as provided in Sections 2, 3 and 5 unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of the Class C shares of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section 6. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A.

     12. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

     13. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 9, for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     14. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class C shares of a Fund pursuant to this Plan shall be limited in all cases to the assets of such Class C shares and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Trust or any other class or series of the Trust.

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     15.  When used in this Plan,  the term  "service  fees" shall have the same meaning as such term has in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding Class C voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class C shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class C shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class C shares of the Fund.

     16. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

     17. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its Class C shares.

                              Adopted June 18, 2002

                                      * * *

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                                   SCHEDULE A
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                         EATON VANCE MUTUAL FUNDS TRUST
                            CLASS C DISTRIBUTION PLAN


Name of Fund Adopting this Plan                                 Adoption Date
-------------------------------                                 -------------
Eaton Vance Low Duration Fund                                   June 18, 2002